Exhibit 5.1

April 8, 2025

PAVmed Inc.

360 Madison Avenue, 25th Floor

New York, New York 10017

Re: Registration Statement

Ladies and Gentlemen:

We have acted as counsel for PAVmed Inc., a Delaware corporation (“Company”), in connection with the preparation of the Registration Statement on Form S-3 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offer and sale by the selling stockholders set forth in the Registration Statement (the “Selling Stockholders”) of (i) 2,574,350 shares (the “Placement Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), sold by the Company on February 21, 2025 in a private placement solely to accredited investors (the “Placement”), and (ii) 756,734 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of pre-funded warrants to purchase Common Stock (the “Pre-Funded Warrants”) sold by the Company in the Placement.

In rendering the opinions set forth below, we have examined (a) the Registration Statement and the exhibits thereto; (b) the subscription agreements providing for the sale of the Placement Shares and Pre-Funded Warrants; (c) the Company’s Certificate of Incorporation, as amended and restated to date (“Certificate of Incorporation”); (d) the Company’s Bylaws, as amended and restated to date (“Bylaws”); (f) certain records of the Company’s corporate proceedings as reflected in its minute books; and (g) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as forms or copies thereof. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Placement Shares have been duly authorized and are legally issued, fully paid and nonassessable.

2. The Warrant Shares to be issued by the Company upon exercise of the Pre-Funded Warrants have been duly authorized and, when issued upon such exercise in accordance with the terms of the Pre-Funded Warrants, will be legally issued, fully paid and nonassessable.

No opinion is expressed herein other than as to the corporate law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statement and the prospectuses forming a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GRAUBARD MILLER